Exhibit 99.1

RESORTS INTERNATIONAL HOTEL AND CASINO, INC. REPORTS

RESULTS FOR THE QUARTER AND YEAR ENDED

DECEMBER 31, 2003

ATLANTIC CITY, February 9, 2004—Resorts International Hotel and Casino, Inc. (“Resorts”), which owns and operates Resorts Atlantic City, a casino/hotel in Atlantic City, NJ, today reported its operating results for the fourth quarter and year ended December 31, 2003.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the fourth quarter was $1.7 million as compared to $4.5 million in the year-earlier quarter. For the year ended December 31, 2003, Resorts’ EBITDA was $28.6 million as compared to $36.5 million in the prior year period.

Losses from operations for the quarter were $1.8 million as compared to income of $33,000 in the fourth quarter of 2002. For the year ended December 31, 2003, Resorts’ income from operations was $18.6 million as compared to $26.4 million for the same period of 2002.

The decline in results for the year ended December 31, 2003 can primarily be attributed to the impact of Resorts’ hotel expansion project and the associated loss of room and slot inventory during the construction period. Additionally, increased competition in the Atlantic City gaming market, unfavorable weather conditions in the first half of the year and generally sluggish economic conditions contributed to the decline.

“While fourth quarter results were down compared to 2002, the final numbers are in line with our expectations, given the additional competition in Atlantic City and our reduced room inventory and gaming capacity as a result of our hotel development project” stated Nicholas L. Ribis, Vice Chairman. “With regards to the project, we are looking forward to the opening of the expanded facility this June and our efforts continue to be focused on positioning ourselves for the opening. This time next year I anticipate being able to announce significantly improved performance as a result of our new hotel tower and the expanded gaming floor.”

Gaming revenues for the quarter were $46.9 million, compared to $56.9 million for the same 2002 quarter. Net revenues for the quarter were $44.0 million, compared to $51.8 million in the prior year. For the year ended December 31, 2003, gaming revenues were $230.1 million, while during 2002 gaming revenues were $259.2 million. Net revenues for the year ended December 31, 2003 were $215.4 million, compared to $236.7 million during the same period of 2002.

In the fourth quarter, Resorts incurred a net loss of $4.3 million versus a net loss of $2.6 million in the comparable 2002 quarter. For the year ended December 31, 2003, Resorts incurred a net loss of $1.3 million as compared to net income of $2.9 million for the comparable 2002 period. Included in the results for the year ended December 31, 2003 is the reversal of approximately $3.0 million of amortization expense related to discounts on funds previously deposited with the Casino Reinvestment Development Authority (“CRDA”) in below market interest-bearing instruments. This reversal resulted from the receipt from the CRDA of $9.1 million of previously deposited funds as reimbursement for costs incurred for the construction of the new hotel tower. Included in the results for the year ended December 31, 2002 is a $3.4 million charge resulting from the retirement of Resorts’ previous debt upon issuance of the First Mortgage Notes.

Development of Resorts’ new hotel tower commenced in the summer of 2002. To make room for the new tower, in September 2002 Resorts closed and subsequently demolished its existing 166-room Atlantic City Tower together with a simulcast facility and slot parlor located at the foot of the old tower. The simulcast facility has been relocated and a portion of the 161 slot machines in the Atlantic City Tower slot parlor have been added to the main floor. Completion of the new tower is scheduled for the second quarter of 2004. The project, when completed and approved by the New Jersey Casino Control Commission, will add approximately 400 rooms and 800 slot machines over present levels.

In January 2004, Colony RIH Holdings, Inc., Resort’s parent company, announced that it has reached agreement with Kerzner International North America, Inc. (“Kerzner”) to acquire certain land subject to an Option Agreement between Resorts and Kerzner. A substantial portion of the land to be acquired is currently leased by Resorts from Kerzner and includes several acres of boardwalk frontage immediately across from Resorts’ entrance, a portion of which is currently used by Resorts for customer parking. Finalization of the transaction is subject to New Jersey Casino Control Commission approval. “We were very happy to announce this transaction as it is significant to our future plans” stated Mr. Ribis. “We secure for Resorts the ongoing use of the land, protect our investment and provide for potential future development.”

Management will conduct a conference call for holders of Resorts 11½% First Mortgage Notes and investment analysts on Monday, February 9, 2004 at 2:00 p.m. EDT. At that time, management will review operating results, status of the construction of the new hotel tower, and other pertinent matters. Interested participants should call toll free 1-800-915-4836, ID: “Resorts Atlantic City 4th Quarter Conference Call”. A replay of the call will be available at www.streetevents.com. After logon to www.streetevents.com, please enter “Resorts Atlantic City” to replay the call.

EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA is presented because it is commonly used in the gaming industry as a measure of a company’s performance. A reconciliation of EBITDA to Net income (loss) is attached to this release.

Except for historical information contained herein, the disclosures in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, as amended and are made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Although Resorts believes the assumptions on which the forward-looking statements contained herein are based on are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by Resorts that Resorts’ objectives will be achieved. The forward-looking statements included herein are made as of the date of the press release, and Resorts assumes no obligation to update the forward-looking statements after the date hereof.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in thousands)
	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Net revenues	$44,033	$51,840	$215,447	$236,712
Operating expenses	42,378	47,346	186,864	200,178
Depreciation and amortization	3,453	4,461	9,993	10,160

Income (loss) from operations	(1,798)	33	18,590	26,374

Interest income	207	497	1,295	1,951
Interest expense, net of capitalized interest	(4,314)	(5,376)	(19,133)	(19,055)
Other expense	(16)	258	(281)	182
Loss on extinguishment of debt	—	—	—	(3,378)

Income (loss) before income taxes	(5,921)	(4,588)	471	6,074

Credit (provision) for income taxes	1,604	2,009	(1,727)	(3,197)

Net income (loss)	$(4,317)	$(2,579)	$(1,256)	$2,877

RESORTS INTERNATIONAL HOTEL AND CASINO, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands)

Reconciliation of EBITDA to Net income (loss)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Total net revenues	$44,033	$51,840	$215,447	$236,712
Operating expenses	42,378	47,346	186,864	200,178

EBITDA (a)	1,655	4,494	28,583	36,534
Depreciation and amortization	3,453	4,461	9,993	10,160

Income (loss) from operations	(1,798)	33	18,590	26,374
Interest income	207	497	1,295	1,951
Interest expense	(4,314)	(5,376)	(19,133)	(19,055)
Other expense	(16)	258	(281)	182
Loss on extinguishment of debt	—	—	—	(3,378)
Credit (provision) for income taxes	1,604	2,009	(1,727)	(3,197)

Net income (loss)	$(4,317)	$(2,579)	$(1,256)	$2,877

(a) EBITDA is income from operations before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the gaming industry. We use EBITDA as the primary operating performance measurement in evaluating management’s performance. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

RESORTS INTERNATIONAL HOTEL AND CASINO, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	December 31, 2003	December 31, 2002
ASSETS

Cash and cash equivalents	$28,417	$32,989
Other current assets	13,738	14,100

Total current assets	42,155	47,089
Property and equipment, net	189,609	145,841
Other assets (including $50,358 and $89,971 of restricted cash and cash equivalents in 2003 and 2002, respectively)	70,922	116,424

Total assets	$302,686	$309,354

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities	$26,783	$33,383
Long-term debt, less current portion	183,281	183,008
Other long-term liabilities	5,591	4,653

Total liabilities	215,655	221,044

Common stock	—	—
Capital in excess of par	77,673	77,696
Retained earnings	9,358	10,614

Total shareholder’s equity	87,031	88,310

Total liabilities and shareholder’s equity	$302,686	$309,354